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                                     EXHIBIT 99.8

NEWS RELEASE                                               JACOR

CONTACT: PAM TAYLOR
         606.655.6523

                                FOR IMMEDIATE RELEASE

                            JACOR ADDS 35TH BROADCAST AREA
               RE-ENTERS CHARLESTON, SOUTH CAROLINA WITH FOUR STATIONS

COVINGTON, KY, SEPTEMBER 3, 1997: Jacor Communications, Inc. (JCOR: Nasdaq) today added Charleston, South Carolina to its growing list of broadcast areas throughout the United States. In a move that finds Jacor back in familiar territory, the company announced it will add WRFQ-FM, WSUY-FM, WEZL-FM and WXLY-FM to the Jacor station base. Jacor entered into an agreement with Regent Communications to acquire Regent's right to purchase WRFQ and WSUY for $4.5 million. Separately, Jacor and Regent agreed to terminate a prior agreement in which Regent had planned to purchase WEZL and WXLY from Jacor. Jacor CEO Randy Michaels commented, "We are thrilled to re-enter the Charleston market with four great stations."

The acquisition of WRFQ and WSUY is subject to regulatory review.

Jacor is the nation's third largest radio group measured by total revenues. Including announced pending acquisitions, Jacor owns, operates, or represents 163 radio stations in 35 U.S. broadcast areas and WKRC-TV in Cincinnati. Additionally, Jacor is the country's third largest provider of syndicated radio programming through Radio-Active Media (formerly EFM), the syndicator for top radio personalities Rush Limbaugh and Dr. Dean Edell, and Premiere Radio Networks, a Los Angeles based creator of comedy clips, jingles and other programming and research products. Jacor also owns a satellite distribution service, NSN, which provides bi-directional communication among multiple networks. Jacor plans to pursue growth through continued acquisitions of complementary radio stations in its existing broadcast locations, and radio groups or individual stations with significant presence in other attractive locations. Additionally, Jacor has plans to grow in other broadcast-related products and businesses.

Visit www.cfonews.com/jcor/ for more information on Jacor.